PETMED EXPRESS, INC.
                    YEAR ENDED MARCH 31, 2008
                   CONFERENCE CALL TRANSCRIPT
                  MAY 12, 2008 AT 8:30 A.M. ET

Coordinator:        Good   morning  and  welcome  to  the  PetMed
                    Express,  Inc. d/b/a 1-800-PetMeds Conference
                    Call to review the financial results for the 4th fiscal quarter and fiscal year ended on March 31, 2008. At the request of the Company this conference call is being recorded.

                    Founded in 1996, 1-800-PetMeds is America's Largest Pet Pharmacy delivering prescription and non-prescription pet medications and other health products for dogs, cats and horses direct to the consumer. 1-800-PetMeds markets it products through national television, online and direct mail advertising campaigns, which direct consumers to order by phone or on the Internet, and aim to increase the recognition of the "1-800-PetMeds" brand name. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery. At this time I would like to turn the call over to the Company's Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom:   Thank  you.  Good morning. I  would  like  to
                    welcome everyone here today. Before I turn the call over to Mendo Akdag, our Chief
                    Executive Officer and President, I would like to remind everyone that the first portion of this conference call will be listen-only until the question and answer session which will be later in the call.

                    Also certain information that will be included in this press conference includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks, and uncertainties. These statements are based on our belief, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent Annual Report and other filings with the Securities and Exchange Commission.

                    Now  let me introduce today's speaker,  Mendo
                    Akdag, Chief Executive Officer and President of 1-800-PetMeds. Mendo.

Mendo Akdag:        Thank  you Bruce. Welcome and thank  you  for
                    joining   us.  Today  we  will   review   the
                    highlights of our financial results. We will compare our 4th fiscal quarter and the fiscal year ended on March 31, 2008, to last year's quarter and fiscal year ended on March 31, 2007.

                    For the 4th fiscal quarter ended on March 31, 2008 sales were $40.4 million compared to sales of $36.4 million for the same period the prior year, an increase of 11%. For the fiscal year ended on March 31, 2008, sales were $188.3 million compared to $162.2 million for the prior fiscal year, an increase of 16%. The increase was primarily due to increased retail reorders for the quarter and increased retail reorders and new orders for the fiscal year. For the 4th fiscal quarter net income was $4.9 million, or $0.20 cents diluted per share, compared to $3.6 million, or $0.15 cents diluted per share for the same quarter the prior year, an increase to net income of 35%.For the fiscal year, net income, was $20.0 million -- or $0.82 cents diluted per share, compared to $14.4 million or $0.60 cents diluted per share a year ago, an increase to net income of 39%.

                    Retail reorder sales increased by 17% to $31.0 million for the quarter compared to reorder sales of $26.4 million for the same quarter the prior year. For the fiscal year, the reorder sales increased by 22% to $134.3 million compared to $110.5 million for the prior year.


                        Exhibit 99.1 Page 1 of 9

                    Retail new order sales decreased by 5% to $9.4 million for the quarter compared to $9.9 million for the same period the prior year. For the fiscal year, the new order sales increased by 5% to $53.8 million compared to $51.1 million for the prior year.

                    We acquired approximately 126,000 new customers in our 4th fiscal quarter compared to 132,000 for the same period the prior year, and we acquired approximately 710,000 new customers in the fiscal year compared to 681,000 for the prior year. Our average retail order was approximately $81 for the quarter and $80 for the fiscal year. Approximately 65% of our sales were generated on our Web site for the fiscal year compared to 62% for the prior fiscal year.

                    Our Internet sales increased by 13% to $26.5 million for the quarter compared to Internet sales of $23.5 million for the same quarter the prior year. For the fiscal year Internet sales increased by 21% to $122.5 million compared to $100.9 million for the same period last year.

                    The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak season with fall and winter being the off season.

                    For the 4th fiscal quarter our gross profit as a percent of sales was 41.3% compared to 40.5% for the same period a year ago. For the fiscal year our gross profit as a percent of sales was 39.4% compared to 39.8% for the prior year.

                    The percentage increase for the quarter can mainly be attributed to a shift in product mix to higher margin items. The percentage decrease for the fiscal year can mainly be attributed to increased product and freight costs offset by a shift in product mix to higher margin items.

                    Our general and administrative expenses as a percent of sales were 12.0% for the quarter compared to 12.4% for the same quarter the prior year, and for the fiscal year the G&A was 10.8% compared to 10.6% for the prior year. The improvement for the quarter shows leverage of the G&A.

                    For the fiscal year the adoption of "FIN 48" during the June quarter resulted in approximately $386,000 of one-time uncollected sales tax expense, in a state where for tax purposes it was determined that the company had established nexus.

                    For the quarter, we spent, about the same, $4.5 million for advertising as we did the same quarter the prior year, and for the fiscal year we spent approximately the same $25.2 million in advertising, as we did the prior fiscal year. Advertising costs of acquiring a customer for the quarter was approximately $36 compared to $34 for the same quarter the prior year, and for the fiscal year it was $36 compared to $37 for the same period a year ago.

                    Our working capital decreased by $11.8 million to $38.8 million since March 31, 2007. The decrease can mainly be attributed to our reclassification of $24.7 million of auction rate municipal securities from temporary investments to long-term investments due to lack of market liquidity, and the repurchase of approximately $11.6 million of our stock under our stock buy-back plan offset by cash flow generated from operations and the exercise of stock options.

                    We had $25.0 million in cash and temporary investments, $24.7 million in long-term auction rate securities investments and $17.9 million in inventory with no debt as of March 31, 2008. Net cash from operations for the fiscal year was $19.4 million compared to net cash from operations of $16.6 million for the prior fiscal year, an increase of $2.8 million.

                    In accordance with our share repurchase program, we repurchased approximately 583,000 shares paying approximately $6.7 million during the quarter, and for the fiscal year we repurchased approximately 952,000 shares paying approximately $11.6 million.

                          Exhibit 99.1 Page 2 of 9

                     Capital expenditures for the fiscal year were approximately $500,000. Overall we had a highly profitable year which can be attributed to increased reorders and our success in leveraging operating expenses.

                     This ends the financial review. Operator, we're ready to take questions.

Coordinator:         Thank you.  At  this  time  we are  ready  to
                     begin the question and answer session. If you'd like to ask a question, please press star 1 and you'll be announced prior to asking. To withdraw your question, press star
                     2. Once again at this time if you'd like to ask a question, please press star 1. One moment please. Our first question does come from July Johnson of Piper Jaffray. You may ask your question.

July Johnson:        Thank you. Congratulations on the quarter.

Mendo Akdag:         Thank you.

July Johnson:         My first question is related to ad spend. Can
                      you comment or provide an update on your outlook for the advertising environment as we move into the political campaign season?

Mendo Akdag:          We  are  expecting  the heaviest  impact,  we
                      think,  will be in September and October  for
                      the  political  season.  I  would  say  there
                      probably   was  some  impact  in  the   March
                      quarter.   There   was  a  larger   base   of
                      advertisers   also  impacted   by   primaries
                      compared to last year. So we spent less on TV in the March quarter than what we planned on spending.

July Johnson:         And  would  you  plan  on  spending  less  on
                      television  advertising  through   the   fall
                      quarter as well?

Mendo Akdag:          April  was pretty well, pretty good -  so  we
                      cleared  pretty  well  in  April,  but   it's
                      difficult to tell. So we were able to spend more money in April so I don't know if that's any indication. Obviously that could change.

July Johnson:         Okay, thank you. My next question would be on
                      your large cash position. Could you provide an update on your thoughts in terms of share repurchasing?

Mendo Akdag:          We  spent  I  believe about $11.6 million  so
                      far, so we have about $8.4 million left in our stock buy-back plan. So we plan on using that at this time. At this time we don't have any other plans.

July Johnson:         Okay, thank you. And my last question is kind
                      of a more macro trend. Can you discuss what you're seeing in your business as it relates to the challenging economic backdrop?

Mendo Akdag:          The  March  quarter was a  little  soft.  The
                      weather might have played a role. Other than that we are probably - I'm not going to say we are immune from recession but probably we are in a recession resistant industry.

July Johnson:         Okay  that's  helpful. Thank you.  I'll  jump
                      back in queue.

Coordinator:          Anthony  Lebiedzinski of Sodoti  and  Company
                      you may ask your question.

Anthony Lebiedzinski: Good  morning.   My question  is  actually  a
                      follow up on the last comment. You had mentioned that the weather had somewhat of an impact. Can you perhaps give us some more color on that, and also did you see any changes in terms of sales by region versus last year?

Mendo Akdag:          We  looked  at - I believe January and  March
                      were  colder this year compared to last year.
                      February was almost - was probably somewhat about the same. So overall industry was soft.
                      We were not the only one. So at this point our guess is that the weather might have played a role in it.

Anthony Lebiedzinski: In terms  of  sales by  region  and  anything you can comment there?


                        Exhibit 99.1 Page 3 of 9

Mendo Akdag:          Always in  off-peak  seasons, in the Southern
                      States we have a lot higher sales than Northern States so it was - that was still the case this year.

Anthony Lebiedzinski: Okay  and  also  you  mentioned   that    the
                      gross margin benefited from a mix shift. Can you give us some examples of some of these higher margin items that drove the increase in the gross margin?

Mendo Akdag:          Due  to  competitive reasons I prefer not  to
                      get into details of that.

Anthony Lebiedzinski: Okay  that's  fair,  and  my  last   question
                      is you mentioned in the release here that you're adding another 15,000 in square footage. What's the incremental CAPEX and rent expense that we should expect for this?

Mendo Akdag:          I'm going to have Bruce answer that.

Bruce Rosenbloom:     As  far  as  incremental CAPEX, basically  we
                      have  an  update where - actually I can  tell
                      you   right   now  -  initially  before   our
                      extension we were forecasting about  $520,000
                      of  rent  expense for fiscal 2009,  but  that
                      goes   up  to  $641,000,  and  then  it  will
                      increase approximately, 4 or 5% after that.

Anthony Lebiedzinski: And  is  there  any CAPEX there that you're going to be putting into this?

Mendo Akdag:          We  are  but we are in the middle of planning
                      it, so we don't have solid numbers really to report at this time.

Anthony Lebiedzinski: Okay, thank you.

Coordinator:          Dom  LaCava  of Canaccord Adams you  may  ask
                      your question.

Dom LaCava:           Good morning.

Mendo Akdag:          Good morning.

Dom LaCava:           So  I'm  looking at the new customers in  the
                      March quarter. And it looks like they're down
                      year-over-year  5%  approximately.   I   know
                      reorder sales were up, but it also looks like
                      customer acquisition costs were up.  Can  you
                      just give us some color as to what's going on
                      there?   Was  that  expected  or,   are   you
                      targeting a different kind of customer? How can we look at that?

Mendo Akdag:          There  were - we did not spend on TV as  much
                      as  we planned spending in the March quarter.
                      The inventory was tight in the March quarter.
                      The larger base of advertisers also impacted that, and we paid a higher cost. We had a higher cost of advertising in the March quarter so that impacted that. So we were not able to spend more in the March quarter is the one reason, and the second reason was the higher cost of advertising.

Dom LaCava:           Okay,  and  is there concern that in  today's
                      new customers or tomorrow's reorder customers are you still planning maybe to pay up a little bit for some advertising even if the inventory is tight? Or has your view changed on that?

Mendo Akdag:          Yes, we are  willing to pay a little bit more
                      to get new customers.

Dom LaCava:           Okay,  and  then  as far as the  state  sales
                      taxes you mentioned - I'm not sure if you mentioned the state that was associated with that - but are you seeing pressure in any other states here? Or how can we view your exposure to potential sales tax issues going forward?

Mendo Akdag:          That  was  really  a  nexus  issue.  We   had
                      presence in that state that's why.

Dom LaCava:           Okay,  and  which state was that?  Could  you
                      mention the state?


                        Exhibit 99.1 Page 4 of 9

Mendo Akdag:        Yes, Georgia.

Dom LaCava:         Okay, sorry about that. Okay and then on  the
                    new Web site it looks like the Web site was redone. Can you talk about the improvements there? You know, how have the new hopes been faring in terms of organic search or natural search? And then can you talk about some of the - do you have any metrics tied to improvements in the business related to the new Web site?

Mendo Akdag:        We  have a new platform. So we launched  that
                    probably it was late February, and it's still
                    a   work  in  progress.  So  as  far  as  the
                    matrixes, I'd rather not give any at this time.

Dom LaCava:         Okay  and  then  a housekeeping  question  on
                    wholesale, I know wholesale is tiny, but can you break out wholesale versus new order sales both for the quarter and for the year?

Mendo Akdag:        For   the  quarter  it  was  really  minimal,
                    wholesale, let me see here was $44,000 for the quarter.

Dom LaCava:         Yep.

Mendo Akdag:        And for the year it was $220,000 roughly.

Dom LaCava:         Okay,  and  then just going back to  the  Web
                    site a little bit, I know you had talked about adding some personalization features.
                    Is there any early insight into how that's impacting reorders or conversion?

Mendo Akdag:        We  already had some personalization so  this
                    is nothing new. This is just improving upon what we got.

Dom LaCava:         Okay, and then I guess the last question then
                    is, you know, if key - are you seeing any keyword inflation for the year for your vertical? And then if you are seeing it in keywords and TV advertising are both looking high what are your most effective marketing means right now to reach new customers?

Mendo Akdag:        Well, it's really multi-channel marketing, so
                    it's  difficult to point out whether it's  TV
                    our TV drives, for example, keyword searches.
                    So  I'm  not going to break it up, but  there
                    are   certain  advertisings  that  are   most
                    efficient, and what we do is we maximize that, then you look at the other channels, and online is probably, there is certain portions online that's most efficient. But there are also some TV stations that are very efficient.

Dom LaCava:         Okay.

Mendo Akdag:        It's really a multi-channel approach.

Dom LaCava:         Right, so are you seeing  keyword pricing  go
                    up?

Mendo Akdag:        Yes,  the  cost is higher. That doesn't  mean
                    obviously - obviously we control how much we're willing to pay, and we're going to pay what we can afford so.

Dom LaCava:         Okay, and then I guess my last question is on
                    gross  margins  it-looks like they  improved.
                    Can you talk about transportation and product costs? I know you had some upfront purchases last quarter that may have helped. Can you talk a little about that? Thanks.

Mendo Akdag:        Yes, the  quarter, we had done well, it's off
                    peak    season,    typically   there's   less
                    competition, and there was a shift to higher margin products during the quarter, but if you look at the year there was, we went down.
                    Actually gross profit decreased by 40 basis points, and that was made up of an increase in product costs and freight costs, offset by shift to higher margin products.

Dom LaCava:         Thank you.


                        Exhibit 99.1 Page 5 of 9

Mendo Akdag:        You're welcome.

Coordinator:        Michael  Friedman of Noble Financial you  may
                    ask your question.

Michael Friedman:   Yeah,  hi  guys.  A follow up  on  the  gross
                    profit  margin. So this higher  margin  shift
                    happened,  is this something that  you  think
                    the   company  had  a  hand  in  or  is  this
                    sustainable? Can you give us a little color on that?

Mendo Akdag:        Off  peak season we will have, it's going  to
                    fluctuate. so we attempt to maximize the gross profit dollars. We really do not pay a lot of attention to gross profit percent, but peak season the market is more competitive.
                    So to maximize gross profit dollars we're going to be more aggressive price-wise. So that was pretty high. It was impressive the March quarter, but I don't expect to attain that during the peak season. I anticipate that gross profit percentage to go down.

Michael Friedman:   Okay, but did that just naturally happen,  or
                    did the new advertising campaigns or Web site
                    -  did  anything have a - an impact to  shift
                    that   or   it  just  happened  through   the
                    consumer?

Mendo Akdag:        Well,  if  you recall we had a high inventory
                    levels in December, at the end of December, and obviously we bought before the prices went up compared to last year. So that had a positive impact on it. The second impact is really a shift to higher margin items.

Michael Friedman:   Fair enough, and.

Mendo Akdag:        Off peak season there's less competition.

Michael Friedman:   Okay  and  then talking about competition  do
                    you sense that the vets are becoming more aggressive? Is there anybody else out there that you feel is really stepped up their, you know, their campaign against you guys?

Mendo Akdag:        Probably so far this year it's about the same
                    as last year I would say. I mean it's - the market is competitive, and there are more players entering, we notice, everyday. So it's a competitive market.

Michael Friedman:   Okay and you had mentioned we talked a little
                    bit about freight costs. The consumers, are they becoming more price competitive as well and the two of those together, will that pressure your margins?

Mendo Akdag:        I  mean there are different consumers.  There
                    are different segments. Some of the consumers
                    are  price sensitive. Some are not. Some  are
                    more  focused on the service. So the  really,
                    the ideal, the personalization and segmenting
                    it   properly  and  addressing  each  segment
                    properly.    If   they're   price   sensitive
                    obviously we need to address that, and if their focus is service we need to address that, so at the end of the day we need to differentiate ourselves with better service.

Michael Friedman:   Okay,  but  in  general  conceptualizing  the
                    business,  is  it correct to think  that  the
                    consumer   generally  would  be  more   price
                    sensitive, if the competitors would  probably
                    focus  a little bit on that, and you'd assume
                    freight  costs  would  probably  increase   a
                    little bit in the fiscal year. Is that fair?

Mendo Akdag:        Again  it  depends  on what  segment  of  the
                    customers   you're   talking   about.    Some
                    customers are not price sensitive. They focus on the service.

Michael Friedman:   Okay.

Mendo Akdag:        So if we service them well, you know, they're
                    not going to sell you for a couple dollars.


                        Exhibit 99.1 Page 6 of 9

Michael Friedman:   Got   you,   and   you've  had   some   early
                    indications as to the advertising environment in general. You've been through the cycle before. Any surprises so far?

Mendo Akdag:        In April the inventory - TV inventory was not
                    tight, so we were able to clear, so that was a pleasant surprise. So that doesn't mean that it's not going to change though.

Michael Friedman:   Okay,  but  early  indications  seem  to   be
                    slightly  more  favorable if, you  know,  I'm
                    reading  between  the  lines.  Obviously   we
                    can't.

Mendo Akdag:        We  are  able to clear. We're paying a little
                    bit more but we were able to clear what we wanted to clear in April. So compared to last year so.

Michael Friedman:   Okay,  and  then looking at your  advertising
                    spend   obviously  we're  talking   about   a
                    potentially tight period of time for the advertising space. If you're able to clear everything you'd like and then do you have a sense for whether you could hold it year-over-year at the same pace like you did recently?
                    Or do you expect to spend a little bit more?

Mendo Akdag:        Dollar-wise we'd like to spend a  little  bit
                    more. And that's what, you know, we attempt to do. So we'll see if we're able to.

Michael Friedman:   Okay,  and then one last question as  far  as
                    you talked about Internet sales that those are creeping up a little bit. Can you just discuss the financial impact a little bit when a customer orders over the telephone versus ordering through the Internet? Is there a big gain there for the company one way or the other?

Mendo Akdag:        Obviously  it's more efficient,  having  said
                    that  don't  think that Internet customer  is
                    service  free. They e-mail us, we  have  live
                    chats,  they  call  us anyway  although  they
                    ordered  from the Internet. So it  is  really
                    not service free. We don't look at it as, you
                    know,  shifting the customer. We  are  giving
                    every  channel to the customer.  So  if  they
                    want  to buy from the Internet, you know,  we
                    got  it.  If they want to call us and  order,
                    we'll  be happy to take their order. If  they
                    want  to fax us, if they want to mail us,  if
                    they  want to e-mail their order we're  going
                    to  take it, so the consumer really calls the
                    shots  on  that.  There is  some  efficiency,
                    obviously, if they order on the Internet. But
                    it's   not   totally  service  free   as   we
                    theoretically think.

Michael Friedman:   Okay, and then, actually just I'm sorry,  one
                    last  question. Can you comment on  your  new
                    advertising   campaign?  We  haven't   really
                    touched on that at all. On TV, how has that been received? Can you give us any feedback on that?

Mendo Akdag:        It's doing okay, so we don't have complaints.
                    Obviously we're running it. We have other creatives also, and we're running it, means that we're satisfied with the results.

Michael Friedman:   Great thank you.

Mendo Akdag:        You're welcome.

Coordinator:        Edward  Woo  of  Wedbush, you  may  ask  your
                    question.

Edward Woo:         Yeah,  going  back to the increasing  freight
                    costs for the year, do you think that's going to be impacting you this year as well? You hear a lot about oil prices and whatnot.

Mendo Akdag:        Yes,  it will be impacting us this year  too,
                    and we're going to have to make a decision as to maybe pass it to the consumer, some of the increases.

Edward Woo:         Great, and then the other question I have is,
                    in terms of price increases, also by your suppliers. You mentioned that there was a little bit of increases done, you guys were a bit up some inventory. Is it price increases typically once a year?

                        Exhibit 99.1 Page 7 of 9

Mendo Akdag:        Yes.

Edward Woo:         And  they're typically right at the beginning
                    of the year?

Mendo Akdag:        Well, yes, most of them are, yes.

Edward Woo:         Great. Thanks a lot.

Mendo Akdag:        You're welcome.

Coordinator:        Kristine  Koerber of JMP Securities  you  may
                    ask your question.

Kristine Koerber:   Yeah,  hi,  with  regards  to  the  warehouse
                    extension has that 15,000 square feet, has that been added already? And, you know, with the extension how much will you be able to support in sales going forward?

Mendo Akdag:        It has not been added yet. We anticipate that
                    it will be added by probably January 2009, February 2009, before our next peak season.
                    We are doing some more automation on our fulfillment, and we anticipate that it will double our capacity from current capacity, I would say.

Kristine Koerber:   Thank you.

Mendo Akdag:        You're welcome.

Coordinator:        Once  again  if  you'd  you  like  to  ask  a
                    question,  please  press  star  1.  The  next
                    question does come from Paul Taylor of Taylor
                    Investment   Services.  You  may   ask   your
                    question.

Paul Taylor:        Hi folks, another good quarter. I just wanted
                    to  ask about the long-term investment  line,
                    the  auction  notes.  Any  possibility  there
                    would   be  an  impairment  there?  I  assume
                    they're all paying and everything. And I know everybody else has them but.

Mendo Akdag:        They're  municipals, they're valued  at  100%
                    currently. Do you have anything to add  Bruce
                    .

Bruce Rosenbloom:   Well,  just to give you an idea as  of  March
                    31, 2008, the Company had $29.5 million invested in auction rate securities with $4.8 million classified as short-term investments and $24.7 million classified as long-term investments. As of May 9, 2008, actually as of today, we're currently - we have $24.7 in auction rate securities. We actually did - we were able to sell about $4.8 million since
                    March 31, 2008. Since January 1, 2008 we've been able to cash out about almost half of our position in auction rate securities. Our auction rate security investments are not mortgage-back based, they're municipal-based and banks are still valuing those bonds at 100% of par. Currently we don't see any valuation issues, and for us again an auction failure is no different than holding these investments. Luckily we're in a position where we don't need the liquidity, and the extra interest income is a big benefit to us.

Paul Taylor:        I've got some too for what it's worth. Number
                    2 - your CAPEX budget - I know you're doing the extension but should we expect anything different than the normal $1 million or so for this year or.

Mendo Akdag:        We  do  not have completed our plans yet  for
                    the automation. We're going to do further automation on our fulfillment center, and the numbers are not nailed down yet.

                    So it will probably be in the million dollar range is what I would anticipate, but we'll probably put something in the 10-K. But it has not, the numbers have not been finalized.

Paul Taylor:        That's  a  $1 million additional  or  million
                    dollar total or.

Mendo Akdag:        Yes,  I  would  anticipate about a $1 million
                    additional for the warehouse automation. The million to million and a half is roughly what you would be looking at for the fiscal 2009.

                        Exhibit 99.1 Page 8 of 9

Paul Taylor:        All right. Thank you.

Mendo Akdag:        You're welcome.

Coordinator:        Dom  LaCava  of Canaccord Adams you  may  ask
                    your question.

Dom LaCava:         Sure,  just a follow up on the transportation
                    costs.  Are you seeing - is the cost increase
                    you're   seeing  from  a  supplier  to   your
                    warehouse or from the warehouse to customer or both, and which one is having the bigger impact based on - I guess based on your contracts with the transportation companies.

Mendo Akdag:        Our shipments outbound from our warehouse  to
                    the customer will have the biggest impact.

Dom LaCava:         Okay, thank you.

Mendo Akdag:        You're welcome.

Coordinator:        Once  again if you'd like to ask a  question,
                    please press star 1. At this time we have no further questions.

Mendo Akdag:        Thank  you.  According to  the  American  Pet
                    Products  Manufacturers Association, spending
                    on pets in the U.S. increased by about 7% and
                    reached  $41.2  billion  in  2007.  The   pet
                    supplies    and   medicine   category    grew
                    approximately  5% and reached  $9.8  billion.
                    There is a continuing increase in pet-related
                    spending,  a higher awareness of  pet  health
                    and   the  continued  humanization  of   pets
                    integrating  them  into all  aspects  of  our
                    lives.  To capitalize on this trend we'll  be
                    focusing  our  efforts  on  three  areas.  1)
                    Capturing   additional   market   share;   2)
                    increasing    reorders   with    personalized
                    communication  and health education  content;
                    and 3) improving our current service level.

                    This wraps up today's conference call. Thank you for joining us. Operator, this ends the conference call.

Coordinator:        Thank you. Today's conference has ended.  You
                    may disconnect at this time.


                        Exhibit 99.1 Page 9 of 9